Exhibit 99.1

Nautilus, Inc. Reports Fourth Quarter and Year-End 2009 Results

VANCOUVER, Wash., March 1, 2010 — Fitness company Nautilus, Inc. (NYSE:NLS) today announced unaudited results for the fourth quarter and full year ended December 31, 2009. Continuing results include the Company’s direct and retail businesses but exclude the Company’s commercial business which is considered a discontinued operation.

Fourth Quarter 2009 Results

For the quarter ended December 31, 2009 the Company reported net sales from continuing operations of $53.7 million, compared to net sales from continuing operations of $63.9 million for the fourth quarter 2008.

Comparative net sales by segment:

Three Months Ended

($ thousands)	Dec 31, 2009	Dec 31, 2008	$ Change	% Change
Direct	$28,876	$36,047	$(7,171)	- 19.9%
Retail	24,037	26,539	(2,502)	- 9.4%
Unallocated Corporate	759	1,317	(558)	- 42.4%

Net Sales	$53,672	$63,903	$(10,231)	- 16.0%

Net sales declined in the direct business compared to the fourth quarter 2008, primarily due to a decrease in credit approvals through the Company’s finance partner, as well as a reduction in media spending in response to the weaker economic environment. The Company’s fourth quarter 2009 net sales in its retail business declined primarily due to reduced consumer spending and reluctance of retailers to replenish inventory levels in the current economic environment. These factors were partially offset by a sales increase from new product introductions and new retail accounts.

For continuing operations, consolidated gross profit margin in the fourth quarter 2009 increased 380 basis points to 48.7% of net sales, compared to gross profit margin of 44.9% for the same period in 2008. The improvement in gross margin is attributable to a decrease in warranty costs, decreased outbound shipping costs, improved product mix, and lower return rates, as well as other cost saving initiatives. Gross profit margin in the direct business was 60.7% for the fourth quarter 2009, compared to 58.0% for the same period in 2008. Retail business gross profit margin was 32.6% in the fourth quarter 2009, compared to 26.3% for the same period in 2008.

The Company incurred a pre-tax loss from continuing operations of $8.4 million for the fourth quarter 2009. Included in the loss are non-cash impairment and restructuring charges of $3.9 million. The majority of the impairment expense pertains to intellectual property related to retail products. The pre-tax loss from continuing operations also includes $5.2 million of expenses for advertising and the development of creative content incurred in advance of any significant sales of the Company’s new cardiovascular product, the Nautilus Mobia™. The Company plans to incur high levels of marketing expenses for Mobia™ and expects these costs to exceed gross profits from such products until later in 2010. In the fourth quarter of 2008 the Company incurred a pre-tax loss from continuing operations of $35.1 million which included non-cash restructuring charges and goodwill (principally related to the acquisition of the Schwinn Fitness assets in 2001) impairment provisions totaling $30.3 million.

Comparative segment operating income (loss):

	Three Months Ended
($thousands)	31-Dec-09	31-Dec-08	$ Change	% Change
Direct Segment	$(5,771)	$(3,094)	$(2,677)	-86.5%
Retail Segment	5,998	4,120	1,878	45.6%
Unallocated Corporate	(7,973)	(36,527)	28,554	78.2%

GAAP operating (loss)	$(7,746)	$(35,501)	$27,755	78.2%

Adjustments

($thousands)	31-Dec-09	31-Dec-08
Direct Segment	$4,935 [1]	$
Retail Segment	—
Un-allocated Corporate	3,908 [2]	30,323 [3]

Total Adjustments	$8,843	$30,323

[1] Loss related to the launch of Nautilus Mobia™. [2] Non-cash impairment and restructuring charges. [3] Goodwill write-off and restructuring charges.

($thousands)	31-Dec-09	31-Dec-08	$ Change	% Change
Direct Segment	$(836)	$(3,094)	$2,258	73.0%
Retail Segment	5,998	4,120	1,878	45.6%
Unallocated Corporate	(4,065)	(6,204)	2,139	34.5%

*Adjusted operating income (loss)	$1,097	$(5,178)	$6,275	121.2%

*	Adjusted segment operating income (loss) is a non-GAAP measure that reflects operating income (loss) as adjusted for certain impairment and restructuring charges and the impact of a new product launch. Nautilus believes that adjusted segment operating income (loss) is useful to investors as it enhances comparability of the Company’s results among fiscal periods and with other companies.

The Company reported income from continuing operations of $3.0 million, or $0.10 per diluted share in the fourth quarter 2009, which included an income tax benefit of $11.4 million, primarily arising from the carry back of a 2008 net operating loss under a newly enacted law. This compares to a loss from continuing operations of $19.1 million, or $0.62 loss per diluted share, in the fourth quarter 2008, which included an income tax benefit of $16.0 million.

The Company reported 2009 fourth quarter income from discontinued operations of $2.7 million, or $0.09 per diluted share, primarily due to the impact of a $8.9 million adjustment to reduce the loss previously estimated in connection with the planned sale of the assets of our commercial business. The loss from discontinued operations was $22.1 million in the fourth quarter of 2008.

Net income in the fourth quarter 2009 was $5.7 million, or $0.19 per diluted share, compared with a net loss of $41.2 million, or $1.35 loss per diluted share, in the fourth quarter 2008.

Full Year 2009 Results

For the year ended December 31, 2009, the Company reported net sales of $189.3 million, compared to $283.7 million for 2008. The decline is a reflection of the challenging economic environment, reduced credit approvals in the direct business, and retailer’s reluctance to replenish inventory levels.

The loss from continuing operations before income taxes was $29.5 million in 2009, compared to $58.5 million in fiscal 2008. These results include aggregate pre-tax charges for goodwill and other intangible asset impairments and restructuring charges of $20.1 million in 2009 and $43.7 million in 2008.

Loss from continuing operations was $18.6 million, or $0.61 loss per diluted share, in 2009, compared to a loss of $52.6 million, or $1.69 loss per diluted share in 2008, after income tax benefits of $10.9 million and $5.9 million, respectively.

Loss from discontinued operations was $34.7 million, or $1.13 loss per diluted share, for the full year 2009, compared to a loss of $38.0 million, or $1.22 loss per diluted share, in 2008. Loss from discontinued operations in 2009 includes an estimated $9.0 million after-tax loss accrued in connection with the disposition of the assets of the commercial business.

The Company generated net cash from operating activities of $14.8 million for the full year 2009 compared to $4.4 million for the comparable period in 2008. The improvement is primarily the result of increased accounts receivable collections, inventory reductions and receipt of a U.S. federal income tax refund.

As of December 31, 2009, the Company had no borrowings and unrestricted cash and cash equivalents of $7.3 million. An additional $4.9 million of restricted cash serves as collateral for outstanding letters of credit. Subsequent to year-end the Company received $12.9 million of income tax refunds that were in the receivables balance at 2009 year end. In addition, the Company had $10.8 million of assets held for sale associated with the divesture of the Company’s commercial assets at year end, a portion of which were subsequently sold in February 2010.

At December 31, 2008, the Company had net borrowings of $12.4 million, which consisted of $5.5 million of cash and $17.9 million of borrowings.

Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc., stated, “During the year we have made significant progress in restructuring Nautilus as a more focused, consumer based business with a more competitive cost structure. Our financial position is much stronger than it was a year ago and this provides us the ability to invest in new products and marketing initiatives in order to restart our growth in the consumer market. While our near-term performance will be influenced by trends in overall consumer spending and the availability of consumer credit, we believe that our team, our brands and our strategies have us well positioned for longer term profitable growth.”

Quarterly Sales by Segment

The table below reflects the Company’s sales by quarter for 2009 and 2008.

($ thousands)	Retail Sales
	Q1	Q2	Q3	Q4	Full Year
2009	12,548	11,356	15,656	24,037	63,597
2008	25,236	19,000	23,723	26,539	94,498

Change	(12,688)	(7,644)	(8,067)	(2,502)	(30,901)
% Change	-50.3%	-40.2%	-34.0%	-9.4%	-32.7%

	Direct Sales
	Q1	Q2	Q3	Q4	Full Year
2009	40,716	28,200	25,253	28,876	123,045
2008	69,633	41,294	38,730	36,047	185,704

Change	(28,917)	(13,094)	(13,477)	(7,171)	(62,659)
% Change	-41.5%	-31.7%	-34.8%	-19.9%	-33.7%

	Corporate, principally royalty income
	Q1	Q2	Q3	Q4	Full Year
2009	791	546	522	759	2,618
2008	1,048	942	203	1,317	3,510

Change	(257)	(396)	319	(558)	(892)
% Change	-24.5%	-42.0%	157.1%	-42.4%	-25.4%

	Total Consumer Sales
	Q1	Q2	Q3	Q4	Full Year
2009	54,055	40,102	41,431	53,672	189,260
2008	95,917	61,236	62,656	63,903	283,712

Change	(41,862)	(21,134)	(21,225)	(10,231)	(94,452)
% Change	-43.6%	-34.5%	-33.9%	-16.0%	-33.3%

Conference Call

Nautilus will host a conference call today, March 1, at 4:30 p.m. EST (1:30 p.m. PST). It will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 918-9476 in North America, and international listeners may call (212) 231-2917.

A telephonic playback will be available from 6:30 p.m. PST, March 1, 2010, through 6:30 p.m. PST, March 15, 2010. Participants can dial (800) 633-8284 or (402) 977-9140 (international) pass code 21458803 to hear the playback.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn® Fitness, and Universal®, Nautilus markets innovative fitness products through direct and retail channels. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning anticipated future sales and profitability, estimated cost reductions, plans for divestiture of the Company’s commercial business, new product introductions and operational improvements. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability and price of media time consistent with our cost and audience profile standards, increased sales of Mobia™ to levels necessary to recover marketing and other related expenses, manufacturing quality issues resulting in increased warranty costs, our ability to successfully transfer products to alternative manufacturing facilities if necessary, our ability to successfully divest the remainder of our commercial business, our ability to generate sufficient positive cash flows or raise any necessary debt or equity, our ability to continue to reduce operating costs, a decline in consumer spending due to unfavorable economic conditions, a change in the availability of credit for our customers who finance their purchases, our ability to effectively develop, market and sell future products, our ability to get foreign-sourced product through customs in a timely manner, our ability to effectively identify, negotiate and integrate any future strategic transactions, our ability to protect our intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including our use of foreign manufacturers, government regulatory action and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$7,289	$5,547
Restricted cash	4,933	—
Trade receivables, net of allowances of $4,160 in 2009 and $6,602 in 2008	27,799	53,770
Inventories	13,119	43,802
Prepaids and other current assets	5,043	11,362
Income taxes receivable	13,178	11,954
Assets of discontinued operations held-for-sale	10,781	—
Deferred income tax assets	54	266

Total current assets	82,196	126,701
Property, plant and equipment, net	8,042	32,883
Goodwill	2,794	2,398
Other intangible assets, net	20,838	34,403
Other assets	1,302	1,134

Total assets	$115,172	$197,519

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$37,107	$38,198
Accrued liabilities	17,873	30,472
Short-term borrowings	—	17,944
Deferred income tax liabilities	1,220	919

Total current liabilities	56,200	87,533
Other long-term liabilities	2,869	3,203
Long-term deferred income tax liabilities	754	1,037
Income taxes payable	2,866	2,061

Total liabilities	62,689	93,834

Commitments and contingencies
Stockholders’ equity:
Common stock – no par value, 75,000 shares authorized, 30,744 and 30,614 shares issued and outstanding at December 31, 2009 and 2008, respectively	4,414	3,207
Retained earnings	41,136	94,433
Accumulated other comprehensive income	6,933	6,045

Total stockholders’ equity	52,483	103,685

Total liabilities and stockholders’ equity	$115,172	$197,519

NAUTILUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	2009	2008
Net sales	$189,260	$283,712
Cost of sales	92,745	147,930

Gross profit	96,515	135,782

Operating expenses:
Selling and marketing	75,827	107,613
General and administrative	24,616	35,353
Research and development	5,222	6,615
Restructuring	14,151	13,938
Intangible asset impairments	5,904	—
Goodwill impairment	—	29,755

Total operating expenses	125,720	193,274

Operating loss	(29,205)	(57,492)

Other income (expense):
Interest income	77	229
Interest expense	(168)	(1,753)
Other income (expense), net	(194)	501

Total other expense, net	(285)	(1,023)

Loss from continuing operations before income taxes	(29,490)	(58,515)
Income tax benefit	(10,880)	(5,918)

Loss from continuing operations	(18,610)	(52,597)
Discontinued operations:
Loss from discontinued operations	(34,777)	(27,178)
Income tax expense (benefit) from discontinued operations	(90)	10,813

Loss from discontinued operations, net of tax	(34,687)	(37,991)

Net loss	$(53,297)	$(90,588)

Loss per share from continuing operations:
Basic and diluted	$(0.61)	$(1.69)
Loss per share from discontinued operations:
Basic and diluted	$(1.13)	$(1.22)
Loss per share:
Basic and diluted	$(1.74)	$(2.91)
Weighted average shares outstanding:
Basic and diluted	30,664	31,117

NAUTILUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Q4 2009	Q4 2008
Net sales	$53,672	$63,903
Cost of sales	27,551	35,234

Gross profit	26,121	28,669

Operating expenses:
Selling and marketing	22,625	24,161
General and administrative	6,029	8,177
Research and development	1,305	1,509
Restructuring	105	568
Intangible asset impairments	3,803	—
Goodwill impairment	—	29,755

Total operating expenses	33,867	64,170

Operating loss	(7,746)	(35,501)

Other income (expense):
Interest income	62	101
Interest expense	(16)	(254)
Other income (expense), net	(670)	566

Total other income (expense), net	(624)	413

Loss from continuing operations before income taxes	(8,370)	(35,088)
Income tax benefit	(11,385)	(15,955)

Income (loss) from continuing operations	3,015	(19,133)
Discontinued operations:
Income (loss) from discontinued operations	3,159	(16,082)
Income tax expense from discontinued operations	463	6,019

Income (loss) from discontinued operations, net of tax	2,696	(22,101)

Net income (loss)	$5,711	$(41,234)

Earnings (loss) per share from continuing operations:
Basic	$0.10	$(0.62)
Diluted	$0.10	$(0.62)
Earnings (loss) per share from discontinued operations:
Basic	$0.09	$(0.72)
Diluted	$0.09	$(0.72)
Earnings (loss) per share:
Basic	$0.19	$(1.35)
Diluted	$0.19	$(1.35)
Weighted average shares outstanding:
Basic	30,744	30,614
Diluted	30,747	30,614

NAUTILUS, INC.

SUPPLEMENTAL CONSOLIDATED OF OPERATIONS INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURE

(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Income (loss) from continuing operations (GAAP measure)	$3,015	$(19,133)	$(18,610)	$(52,597)
Loss related to launch of Mobia™	4,935	—	4,935	—
Asset impairment charges (non-cash)	3,804	—	5,904	—
Goodwill impairment charge (non-cash)	—	29,755	—	29,755
Restructuring charges	105	568	14,151	13,938
Interest expense (income), net	(46)	154	91	1,524
Income tax benefit	(11,385)	(15,955)	(10,880)	(5,918)
Depreciation	1,455	2,487	7,087	9,582
Amortization	626	626	2,504	2,709

Adjusted EBITDA	$2,509	$(1,498)	$5,182	$(1,007)

To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures EBITDA, as adjusted from our GAAP Income (loss) form Continuing Operations as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by including or excluding certain charges and other amounts that we believe are non indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. These measures are not in accordance with, or an alternative for, GAAP, and may be different from pro-forma measures used by other companies.

SOURCE: Nautilus, Inc.

For Nautilus, Inc.

Investor Relations

John Mills, 310-954-1100